 Exhibit 99.1

Sunrise Enters into Agreement to Sell 21-Community Portfolio for $204 Million

Sunrise Expects to Retain Approximately $60 Million in Proceeds

MCLEAN, Va., Oct. 9 /PRNewswire-FirstCall/ -- Sunrise Senior Living, Inc. (NYSE: SRZ) today announced that it has entered into an agreement to sell 21 wholly owned assisted living communities, located in 11 states, to BLC Acquisitions Inc., an affiliate of Brookdale Senior Living Inc. (NYSE: BKD), for $204 million. BLC Acquisitions has placed into escrow an earnest money deposit of $5 million toward the purchase price. The closing date is currently scheduled for November 16, 2009. At the closing of the sale, Sunrise is expected to receive approximately $60 million in proceeds after payment or assumption by BLC Acquisitions of certain mortgage loans, the posting of required escrows, and payment of expenses by Sunrise, but prior to the use of any such funds to repay a portion of the outstanding amounts under Sunrise’s bank credit facility. Closing of the transaction is conditioned, among other things, on obtaining the requisite consent of the Company’s lenders under its bank credit facility by 5 p.m. on October 19, 2009.

The Company expects to record an impairment charge of approximately $7 million in the third quarter of 2009 to write down five of the 21 communities to fair value. The Company expects to record a gain on the sale of real estate of approximately $50 million upon closing of the transaction.

“This is another important step in our restructuring process and provides us with needed funds to pay down our bank line and with additional working capital,” said Mark Ordan, Sunrise’s chief executive officer. “We are particularly pleased that our residents and team members in these communities will join a fine and committed operator like Brookdale.”

Sunrise was advised on the sale by Goldman, Sachs and Co.

About Sunrise Senior Living

Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of June 30, 2009, Sunrise operated 415 communities in the United States, Canada, Germany and the United Kingdom, with a combined unit capacity of approximately 42,750 units. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing and rehabilitative services. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that these expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, the risk that the Company’s sale of the 21-community portfolio is not consummated, changes in the Company's anticipated cash flow and liquidity; the Company's ability to maintain adequate liquidity to operate its business and execute its restructuring; the Company's ability to obtain waivers, cure or reach agreements with respect to defaults under the Company's loan, joint venture and construction agreements; the risk that a group of the Company's creditors, acting together, could force the Company into an involuntary bankruptcy proceeding; the Company's ability to sell its Germany communities and settle the related debt within a reasonable time period, and to negotiate a comprehensive restructuring of the Company's obligations in respect of its Fountains portfolio and certain other of its ventures; the Company's ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other sources; the Company's ability to achieve anticipated savings from the Company's cost reduction program; the outcome of the U.S. Securities and Exchange Commission's investigation; the outcome of the IRS audit of the Company's tax returns for the tax years ended December 31, 2005, 2006 and 2007; the Company's ability to continue to recognize income from refinancings and sales of communities by ventures; risk of changes in the Company's critical accounting estimates; risk of further write-downs or impairments of the Company's assets; risk of future obligations to fund guarantees and other support arrangements to some of the Company's ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; availability of financing for development, including construction loans as to which we are in default; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect occupancy rates at and revenues from the Company's communities and the value of the Company's properties generally; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in the Company's 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in the Company's Form 10-Q filings or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE Sunrise Senior Living, Inc.

Meghan Lublin, Corporate and Investor Communications, Sunrise Senior Living, +1-703-854-0299